                                                               EXECUTION VERSION

                                                                     EXHIBIT 2.2

                                VOTING AGREEMENT

            This Voting Agreement is made and entered into as of July 28, 2004 (this "AGREEMENT"), by and among THE COOPER COMPANIES, INC., a Delaware corporation ("PARENT"), TCC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and JOHN D. FRUTH (the "STOCKHOLDER"), the stockholder of Ocular Sciences, Inc., a Delaware corporation (the "COMPANY"). The Stockholder, Merger Sub and Parent are collectively referred to herein as the "PARTIES".

                                    RECITALS

            WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), providing for, among other things, the merger of the Company with and into Merger Sub (the "MERGER"), which Merger Agreement has been unanimously approved by the Boards of Directors of the Company and Merger Sub;

            WHEREAS, the Stockholder is either the record or the beneficial owner of (i) the number of shares (collectively, the "EXISTING SHARES" and, together with any shares of common stock, stated value $0.01 per share, of the Company ("COMPANY COMMON STOCK") acquired by the Stockholder after the date hereof, whether upon the exercise of options, warrants, conversion of convertible securities, or otherwise, the "COMPANY SHARES") of Company Common Stock and (ii) the options to acquire the number of shares of Company Common Stock (the "OPTIONS"), in each case as set forth in Exhibit A attached hereto; and

            WHEREAS, as a condition to entering into the Merger Agreement, Merger Sub and Parent have required that the Stockholder agrees, and in order to induce Merger Sub and Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement relating to, among other things, the voting of the Company Shares in favor of the Merger and the transactions contemplated by the Merger Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

            1. Certain Definitions. Except as specified herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

            2. Agreement to Vote; Non-Solicitation.

            (a) Voting. The Stockholder hereby agrees to vote (or cause to be voted) all of the Company Shares at any annual, special or other meeting of the stockholders of the Company (including the Company Stockholders Meeting), and at any postponement or adjournment or adjournments thereof, or pursuant to any consent or action in writing in lieu of a meeting or otherwise:

                  (i) in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement and in favor of the approval and adoption of the Merger Agreement;

                  (ii)  against any Acquisition Proposal;

                  (iii) against (A) any change in a majority of persons who constitute the Board of Directors of the Company, (B) any amendment to the Company's Certificate of Incorporation or Bylaws, or (C) any other action involving the Company or any Company Subsidiary which is intended, or could reasonably be expected, to impede, interfere with, discourage, impair or adversely affect (x) the ability of the Company to consummate the Merger, or (y) the transactions contemplated by the Merger Agreement or this Agreement (other than the Merger and the transactions contemplated by the Merger Agreement); and

                  (iv) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

            (b) Proxies and Voting Agreements. The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in
Section 2(a). In addition, the Stockholder shall not, directly or indirectly, except as provided in this Agreement, grant any proxies or powers of attorney with respect to matters set forth in Section 2(a), deposit any of the Company Shares into a voting trust or enter into a voting agreement with respect to any of the Company Shares.

            (c) Non-Solicitation. The Stockholder has read Section 6.7 of the Merger Agreement and understands the restrictions contained therein.

            (d) Inconsistent Agreements. The Stockholder agrees that it shall not enter into any agreement or understanding or make any commitment with any Person that would violate any provision or agreement contained in this Agreement.

            3. Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Company Common Stock (and any and all securities issued or issuable in respect thereof) or (ii) the Stockholder becomes the record owner of any additional shares of capital stock of the Company or other Company securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the record owner thereof, as described in clause (ii), as though they were Company Shares hereunder. The Stockholder hereby agrees to promptly notify the Merger Sub and the Parent of the number of any new shares of capital stock of the Company or other voting securities of the Company acquired by the Stockholder, if any, after the date hereof and prior to the Termination Time.

            4. Dividends. The Stockholder shall retain record and beneficial ownership of all Company Shares and be entitled to receive all cash dividends paid by the Company with respect to the Company Shares during the term of this Agreement and until the Company Shares are cancelled in the Merger.

            5. Restrictions on Transfer.

            (a) From the date of this Agreement until the Effective Time, the Stockholder agrees not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Company Shares, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company, whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise; provided, however, that from the date of this Agreement until the Effective Time, the Stockholder may transfer any number of Company Shares to members of his immediate family for tax and estate planning purposes or to a charitable foundation so long as the Stockholder retains all voting power with respect to such transferred Company Shares.

            (b) Except as otherwise permitted by this Section 5(b), the Stockholder hereby agrees not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock received in exchange for Company Shares through the Merger (including any shares of capital stock of the Parent subsequently received in the event of a stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Parent on, of or affecting the Parent Common Stock) (the "PARENT SHARES"), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Shares, whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise (the "TRANSFER RESTRICTION"). Notwithstanding the Transfer Restriction, the Stockholder and his permitted transferees under subsection (ii) below may (i) collectively transfer up to 250,000 Parent Shares each fiscal quarter after the Effective Time (to the extent not used in a particular quarter, this allowance will be carried forward) pursuant to a 10b5-1 Trading Plan or otherwise, and (ii) transfer any number of Parent Shares to members of the Stockholder's immediate family for tax and estate planning purposes or to a charitable foundation, provided that such transferee(s) executes an agreement to be bound by this Section 5(b). The Transfer Restriction will terminate in all respects upon the first to occur of
(1) the date that the Stockholder ceases to be a member of the Parent Board, (2) the date that the Stockholder has transferred all of his Parent Shares pursuant to subsections (i) or (ii) of this Section 5(b), or (3) the date that is three years from the Effective Date.

            (c) The Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement.

            (d) The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that the Stockholder may have.

            (e) The Stockholder agrees with, and covenants to, Parent and Merger Sub that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Parent Shares, unless such transfer is made in compliance with this Agreement.

            6. Representations and Warranties.

            (a) Organization and Due Authority. Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) if such Party is not an individual, such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) if such Party is an individual, such Party has the capacity to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, and
(iii) such Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            (b) Binding Agreement. Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) the execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and (ii) this Agreement has been duly executed and delivered by such Party and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

            (c) Noncontravention. Each Party hereby severally and not jointly represents and warrants to the other Parties that neither the execution and delivery of this Agreement by such Party nor the consummation by such Party of the transactions contemplated hereby will (i) conflict with any provisions of such Party's Certificate of Incorporation or Bylaws or similar organizational documents, if applicable, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than under HSR (as defined in the Merger Agreement and as contemplated thereby) (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party or any of such Party's properties or assets may be bound or (iv) violate any Law applicable to it or any of its properties or assets.

            (d) Ownership of Company Shares. The Stockholder hereby represents and warrants to Parent and Merger Sub that the Stockholder's Existing Shares are, and at the Effective Time the Company Shares will be, owned beneficially and of record by the Stockholder. The Existing Shares as set forth on Exhibit A hereto constitute all of the shares of capital stock of the Company owned of record or beneficially by the Stockholder. The Options as set forth on Exhibit A hereto constitute all of the options, warrants or other securities or instruments convertible or exchangeable into, or exercisable for, shares of capital stock of the Company owned of record or beneficially by the Stockholder. All of the Existing Shares are issued and outstanding. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Company Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and Options and at all times during the term hereof and at the Effective Time will have good and valid title to the Company Shares, free and clear of all Liens.

            (e) No Finder's Fees. The Stockholder hereby represents and warrants to the Parent and Merger Sub that, except as disclosed in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Stockholder.

            7. Indemnification. Whether or not the Merger and the related transactions are consummated, the Parent agrees to indemnify and hold harmless the Stockholder from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against the Stockholder in any manner relating to or arising out of Stockholder's execution and performance of this Agreement.

            8. General Provisions.

            (a) Specific Performance. The Parties agree that a violation, breach or threatened breach by any other Party of any term of this Agreement would cause irreparable injury for which an adequate remedy at law is not available. Therefore, the Parties agree that each Party shall have the right of specific performance and, accordingly, shall be entitled to an injunction, restraining order or other form of equitable relief, in addition to any and all other rights and remedies at law or in equity, restraining any other Party from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement and all such rights will be cumulative. The Parties further agree that any defense in any action for specific performance that a remedy at law would be adequate is waived.

            (b) Termination. This Agreement shall terminate upon the earlier of
(i) the termination of the Merger Agreement pursuant to its terms and (ii) the written agreement of the parties hereto to terminate this Agreement, and (iii) the Effective Time; provided, however, that the Transfer Restrictions contained in Section 5(b), the waiver of appraisal rights in Section 5(d) and the general provisions of Section 8 shall remain in effect for the period of the Transfer Restrictions in Section 5(b). The date and time at which this Agreement is terminated in accordance with this Section 8(b) is referred to herein as the "TERMINATION TIME."

Notwithstanding the foregoing, no termination of this Agreement shall relieve any Party from liability for such Party's breach of any provision hereof prior to such termination.

            (c) Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

            If to Parent or Merger Sub, addressed to it at:

                  The Cooper Companies, Inc.
                  6140 Stoneridge Mall Road
                  Suite 950
                  Pleasanton, CA 94588
                  Attn: Carol R. Kaufman
                  Facsimile: (925) 460-3649

            with a mandated copy to:

                  Latham & Watkins LLP
                  885 Third Avenue, Suite 1000
                  New York, NY  10022
                  Attn.: Samuel A. Fishman, Esq.
                         Erica H. Steinberger, Esq.
                  Facsimile: (212) 751-4864

            If to the Stockholder, addressed to it at:

                  John D. Fruth
                  c/o Ocular Sciences, Inc.
                  1855 Gateway Boulevard
                  Suite 700
                  Concord, CA 94520
                  Facsimile: (925) 969-7140

            with a mandated copy to:

                  Morgan, Lewis & Bockius, LLP
                  One Market, Spear Street Tower
                  San Francisco, CA  94105
                  Attn: William A. Myers, Esq.
                  Facsimile: (415) 422-1001

            (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against any Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties. For all purposes of this Agreement, words stated in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include each other gender, as the context may require or allow. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (and not to any particular provision of this Agreement). The word "or" shall not be exclusive.

            (e) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder.

            (f) Assignment; Successors and Assigns. None of this Agreement or any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary without the consent of the Stockholder.

            (g) Governing Law; Jurisdiction.

                  (i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law rules of such State, except to the extent that the DGCL mandatorily applies to the voting and proxy provisions hereof.

                  (ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(c). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                  (iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g)(iii).

            (h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            (i) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by fax with the same binding effect as original ink signatures.

            (j) Amendments, Waivers, Etc. This Agreement may not be amended, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties. By an instrument in writing, Parent and Merger Sub may waive compliance by the Stockholder with any provision of this Agreement, and the Stockholder may waive compliance by Parent or Merger Sub with any provision of this Agreement; provided, however, that any such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure or with respect to a Party that has not executed and delivered any such waiver. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or at equity.

            (k) Capacity. For purposes of this Agreement and the representations, covenants, agreements and promises contained herein, the Stockholder is acting solely in his, her or its capacity as a Stockholder of, and not as a director, officer, employee, representative or agent of, the Company and nothing in this Agreement shall limit or restrict the Stockholder from (i) acting in his capacity as a director of the Company, to the extent applicable or (ii) voting in his sole discretion on any matter other than those matters referred to in Section 2(a).

            (l) Further Assurances. From time to time prior to the Termination Time, at any other Party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

            (m) Confidentiality and Public Announcements. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors and corporate parents) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the Stockholder will consult with Parent before issuing or making any reports, statements or releases to the public, or making any filings required pursuant to the Exchange Act, with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements, releases or filings.

            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     THE COOPER COMPANIES, INC.

                                     By: /s/ Carol R. Kaufman
                                         ---------------------------------------
                                         Name:  Carol R. Kaufman
                                         Title: Vice President of Legal Affairs,
                                                Secretary and Chief
                                                Administrative Officer

                                     TCC ACQUISITION CORP.

                                     By: /s/ Carol R. Kaufman
                                         ---------------------------------------
                                         Name:  Carol R. Kaufman
                                         Title: Vice President and Secretary

                                     /s/ John D. Fruth
                                     -------------------------------------------
                                     John D. Fruth

                                    EXHIBIT A

                                                         NUMBER OF EXISTING
NAME OF STOCKHOLDER      NUMBER OF EXISTING SHARES       SHARES AND OPTIONS
-------------------------------------------------------------------------------------
   John D. Fruth                  4,829,850                        4,904,850
   John D. Fruth        Percentage of                    Percentage of
                        Outstanding Shares: 19.2%(1)     Outstanding Shares: 19.5%(2)

-----------------

(1) Percentage of outstanding Company Shares (not including Options) as of July 26, 2004.

(2) Percentage of outstanding fully diluted Company Shares (including Options) as of July 26, 2004.